EXHIBIT 5.1

                       [LETTERHEAD OF JENKENS & GILCHRIST]

                                November 12, 1997

Dawson Production Services, Inc.
112 E. Pecan St., Suite 1000
San Antonio, Texas  78205

Ladies and Gentlemen:

      We have acted as counsel to Dawson Production Services, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,300,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), issued or issuable upon the exercise of options granted under the Company's Amended and Restated 1995 Incentive Plan and under certain option agreements (the "Option Agreements"), pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on November 12, 1997 (the "Registration Statement").

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for the purposes of this opinion, including (i) the Registration Statement, (ii) the Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Texas and (iii) the Bylaws of the Company.

      We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that all information submitted to us was accurate and complete and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

      Based on this firm's examination, consideration of, and reliance on the documents and other matters described above, and subject to the assumptions noted below, this firm is of the opinion that the Company presently has available at least 8,873,716 shares of authorized but unissued Common Stock from which may be issued the 1,300,00 shares of Common Stock issued or proposed to be issued pursuant to the exercise of options granted under the Plan or under the Option Agreements.
Assuming that:

      (1) the outstanding shares are duly granted, and the shares to be granted in the future will be duly granted in accordance with the terms of the Plan or, if applicable, the Option Agreements;

      (2) the Company maintains an adequate number of authorized but unissued shares or treasury shares available for issuance to those persons granted shares of Common Stock under the Plan and under the Option Agreements; and
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      (3) the consideration for Common Stock issued pursuant to the Plan or the
Option Agreements is actually received by the Company as provided in the Plan (or the agreements executed in connection with the Plan) or, if applicable, in the Option Agreements, and exceeds the par value of such shares;

then the 1,300,000 shares of Common Stock that may be issued in accordance with the terms of the Plan and the Option Agreements will be, when and if issued, duly and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                    Sincerely,

                                    JENKENS & GILCHRIST,
                                    A Professional Corporation

                                    By: KATHRYN K. LINDAUER
                                    Kathryn K. Lindauer
                                    For the Corporation